As filed with the Securities and Exchange Commission on April 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST BUSINESS FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-1576570 (I.R.S. Employer Identification No.)

401 Charmany Drive, Madison, WI 53719

(Address of Principal Executive Offices) (Zip Code)

First Business Financial Services, Inc. 2026 Equity Incentive Plan

(Full title of the plan)

Brian D. Spielmann

Chief Financial Officer

First Business Financial Services, Inc.

401 Charmany Drive

Madison, Wisconsin 53719

(Name and address of agent for service)

(608) 238-8008

(Telephone number, including area code, of agent for service)

With copies to:

C.J. Wauters

Godfrey & Kahn, S.C.

833 East Michigan Street, Suite 1800

Milwaukee, Wisconsin 53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the respective participants in the First Business Financial Services, Inc. 2026 Equity Incentive Plan (the “Plan”), as required by Rule 428(b). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by First Business Financial Services, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 25, 2026;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on April 24, 2026;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 2, 2026, April 14, 2026, and April 16, 2026; and

(d)	The description of the Registrant’s common stock contained in Item 11 of the Company’s Registration Statement on Form 10 filed with the Commission on April 28, 2005 (File No. 000-51028), as amended on June 24, 2005, July 27, 2005 and December 21, 2005, and any amendment or report filed for the purpose of updating such description.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in, or to be a part of, this Registration Statement.

Any statement contained in the documents or reports incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Wisconsin law provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. In cases not included in the preceding sentence, Wisconsin law provides that a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, which liability includes the obligation to pay a judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

•	a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

•	a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director or officer derived an improper personal profit; or

•	willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws, or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors consisting of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted by Wisconsin law.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Wisconsin law are not exclusive. A corporation may expand a director’s or officer’s rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

A corporation may further indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or by-laws, by general or specific action of the board of directors or by contract.

Wisconsin law further provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Wisconsin law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

The Registrant’s amended and restated by-laws provide that, to the fullest extent authorized by Wisconsin law, the Registrant will indemnify all of its directors and officers and any person who is serving at its request as a director, officer, partner, trustee, member of any governing or decision-making committee, manager, employee or agent of another entity, against certain liabilities and losses incurred in connection with these positions or services; provided, however, that the Registrant shall indemnify such parties in connection with a proceeding initiated by them only if the proceeding was authorized by the Registrant’s board of directors. Additionally, the Registrant’s amended and restated by-laws generally require the Registrant to advance expenses incurred by a director or officer who is a party to a proceeding for which indemnification may be available.

In addition, the Registrant’s amended and restated by-laws provide that the Registrant’s directors and officers shall not be personally liable to the Registrant or its shareholders, or any person asserting rights on behalf of the Registrant or its shareholders, for monetary damages for breach or failure to perform any duty unless the person asserting liability proves that the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful; (iii) a transaction from which the director or officer received an improper personal benefit; or (iv) willful misconduct. The Registrant’s amended and restated by-laws further provide that if the Wisconsin Business Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, the liability of such persons shall automatically be so eliminated or limited to the fullest extent permitted.

Any repeal or modification of any of the foregoing provisions shall not adversely affect any right or protection of any director, officer, or other indemnitee existing at the time of such repeal or modification.

In addition, the Registrant maintains directors’ and officers’ liability insurance policies providing for insurance on behalf of any person who is or was a director or officer of the Registrant or one of its subsidiaries for any claim made during the policies’ period against the person in any such capacity or arising out of the person’s status as such, subject to certain limitations and exclusions.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1	First Business Financial Services, Inc. 2026 Equity Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 5, 2026)
5.1*	Opinion of Godfrey & Kahn, S.C.
23.1*	Consent of Crowe LLP
23.2*	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page to this Registration Statement)
107.1*	Filing Fee Table

*	Filed herewith

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on April 28, 2026.

FIRST BUSINESS FINANCIAL SERVICES, INC.

By:	/s/ Corey A. Chambas
Corey A. Chambas
Chief Executive Officer

POWERS OF ATTORNEY

Each of the undersigned officers and directors of First Business Financial Services, Inc. hereby constitutes and appoints each of David R. Seiler, Brian D. Spielmann and Kevin D. Crampton his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Corey A. Chambas	Director and Chief Executive Officer (principal executive officer)	April 24, 2026
Corey A. Chambas

/s/ Brian D. Spielmann	Chief Financial Officer (principal financial officer)	April 24, 2026
Brian D. Spielmann

/s/ Kevin D. Crampton	Chief Accounting Officer (principal accounting officer)	April 24, 2026
Kevin D. Crampton

/s/ Gerald L. Kilcoyne	Chair of the Board of Directors	April 24, 2026
Gerald L. Kilcoyne

/s/ Laurie S. Benson	Director	April 24, 2026
Laurie S. Benson

/s/ Carla C. Chavarria	Director	April 24, 2026
Carla C. Chavarria

/s/ Jason R. Graham	Director	April 24, 2026
Jason R. Graham

/s/ W. Kent Lorenz	Director	April 24, 2026
W. Kent Lorenz

/s/ Daniel P. Olszewski	Director	April 24, 2026
Daniel P. Olszewski